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EXHIBIT 21.1


                                  SUBSIDIARIES

All subsidiaries listed below are Delaware corporations doing business under the name given.

Motient Communications Inc.

Motient Holdings Inc.

Motient Services Inc.

Motient License Inc

MVH Holding Inc.

Motient Ventures Holding Inc.

TerreStar Networks Inc.